Exhibit 99.2

COMARCO, INC., #11091856

COMARCO FIRST QUARTER 2008

June 15, 2007, 8:30 AM PT

Chairperson: Tom Franza

Operator:	Good morning ladies and gentlemen. Thank you for standing by and welcome to the Comarco First Quarter 2008 Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the * followed by the 1 on your touchtone phone. If you would like to withdraw your question, please press the * followed by the 2. If you are using speaker equipment, please lift the handset before making your selection. This conference is being recorded Friday, June 15, 2007. I would now like to turn the conference over to Doug Sherk of the EVC Group. Please go ahead sir.

Doug Sherk:	Thank you Operator. Good morning everyone. Thank you for joining us for Comarco’s first quarter of fiscal 2008 conference call this morning.

Before we get started, as a reminder, during the course of this conference call, the company may make projections or forward-looking statements regarding its financial outlook and strategic goals. Furthermore, statements made during the course of this conference call which state the company’s or management’s intentions, hopes, beliefs, expectations, or predictions of the future are forward-looking statements. Comarco’s actual results may differ materially from those projected in such forward-looking statements.

Additional information concerning facts that could cause actual results to differ materially from those in the forward-looking statements is contained in the company’s SEC filings included but not limited to the company’s report on Form 10-Q for the quarter ended April 30, 2007, which was filed yesterday. Copies of this document will be available and obtainable by contacting Comarco or the SEC.

Now, I’d like to turn the call over to Tom Franza, President and Chief Executive Officer of Comarco.

Tom Franza:	Thank you Doug. Thank you all for joining us for Comarco’s first quarter conference call. Dan Lutz, our CFO, is recovering from an illness and is unable to join us today. He will be back in the office on Monday, and he will be available to you then for questions.

Yesterday, we filed our 10-Q, which contains many financial details for the quarter. So, in my remarks, I will touch only on the highlights. I am joined by our Controller, Alisha Charlton, who will be available during Q&A.

When we last talked with you a little over a month ago, we indicated that fiscal 2008 would be a transition year for Comarco with our financial performance being weak during the first half and building in the second half.

The first quarter results were as we expected. Revenue totaled 5.4 million in the first quarter, a decrease of 49 percent compared with the first quarter of fiscal 2007. The decline was primarily due to lower ChargeSource and WTS sales; the result of the transitions that are currently underway in those businesses.

We reported a net loss for the quarter of 1.6 million or $.22 per share. This compares to a net loss of 575,000 or $.08 per share in last year’s first quarter.

ChargeSource revenue decreased 92 percent from the first quarter of fiscal 2007 driven by substantially lower revenue from Kensington. We believe that Kensington was reducing excess inventory during Q1. However, since the end of the first quarter, we are again receiving orders and expect increasing shipments as the year progresses.

The first step to building the retail distribution component of ChargeSource sales meant executing a new agreement with Kensington that ended our exclusive arrangement signed in 2004.

During the quarter, we signed a new non-exclusive distribution agreement that allows us to expand our retail distribution of ChargeSource products through additional partners.

WTS revenue decreased 27 percent continuing to reflect soft industry demand. In addition, we are experiencing increased competition in Europe from our former partner, SwissQual, which was acquired last year by Spirent.

As we have said, fiscal 2008 will be a transitional year for the company. We are working on strategic initiatives in both our ChargeSource and WTS businesses that we believe will provide excellent opportunities for substantial revenue growth and improved results, and we expect to see the benefits of these initiatives beginning later this year. I’d like to review the opportunities and provide some additional detail.

ChargeSource represents our largest near-term opportunity. We believe the best future for the ChargeSource retail business lies in our ability to expand distribution of our products through multiple distributors across geographic regions. The new non-exclusive agreement with Kensington was a start. We are receiving orders from Kensington now.

In addition, we have expanded our relationship with distributor Battery-Biz. Battery-Biz is currently distributing Duracell branded ChargeSource travel products via Dell. The new agreement with Battery-Biz anticipates the addition of additional home/office products under the Duracell brand, and we anticipate that we will bring on additional reseller distributors during the course of the year.

We estimate that the retail market for home/office and travel chargers for notebook computers is 1 1/2 to 2 million units per year driven through approximately 6 reseller distributors with no single reseller distributor driving more than a half a million units a year.

We are in discussions with many reseller distributors and look forward to establishing additional supplier relationships during the course of fiscal 2008 and beyond.

In addition to our retail efforts, we are developing a custom travel adapter for a leading notebook computer OEM that they will brand and sell. The first OEM branded option is expected to ship approximately 300,000 units per year starting in the second half of this year.

Finally, we are very excited about our OEM in-the-box initiative. We are working collaboratively with Flextronics to address requirements for small form-factor adapters. Flextronics leads as prime contractor, and Comarco provides the product platform and engineering support services. We are very encouraged about the progress we have made to date.

WTS – our Quality of Service benchmarking business is also in transition. As we have said before, this business is historically choppy and difficult to predict. It tends to spike when the industry rolls out new cellular technologies. We are currently between cycles, and industry demand is sluggish.

Our new alliance with Ascom, the largest provider of wireless Quality of Service services, is going very well. The objective of the alliance is to share technology and global sales and support to produce an industry-leading symphony multi-platform.

We are on track to introduce our next generation optimization product, Symphony Optic, in the second half of the year. This new product line will expand the size of our addressable market.

Call box – finally, our call box business upgrade projects are continuing. We anticipate that revenue from this business will decline in 2008 to a level below fiscal 2007 but that the business will be solidly profitable during fiscal 2008.

Summary – the result of these transitions will be reflected in disappointing financial results for fiscal 2008. However, the initiatives we are focused on have tremendous potential, and if we execute successfully, can significantly transform the company.

Many of the milestones we have committed to will be achieved, or at least we will have an indication of our success in the next several months, and we are very optimistic about the outlook.

Our balance sheet remains strong. We ended the quarter with 22 million in cash on the balance sheet, which includes the effect of a special dividend we paid during the quarter. As of today, we have 21.6 million in cash. We are confident that we have sufficient cash to carry us through this transition period and allow us to successfully execute on our strategy.

We recently announced the formation of an Executive Committee of our Board of Directors to augment the resources devoted to evaluating Comarco’s strategic opportunities. The committee meets on a regular basis and is chaired by Independent Director Erik van der Kaay. Jeff Hultman, who is also an Independent Director, and I are the other members. Our efforts are focused on improving performance and leading the effort to recruit two additional board members. The committee is looking at all alternatives that could potentially drive shareholder valuation.

We had late-breaking news about a lawsuit from Mobility. We have gone on record denying that we have any liability for infringement for the patents asserted by Mobility. Furthermore, the patents asserted concern a specific mechanical keying between power cables and smart tips that are wholly irrelevant to the core power charging technology used in our ChargeSource products, which, as you know, are covered by numerous Comarco-owned patents.

Because Mobility has a long and interesting track record with regard to using such issues to confuse customers, we have implemented a new connection arrangement to avoid any possible dispute or confusion.

In conclusion, we firmly believe that the outcome of the lawsuit will have no impact on Comarco or its customers other than the obvious legal expenses that we may have to incur.

That concludes my formal remarks. Now, I would be happy to answer any of your questions. Operator, could you please open the call for Q&A?

Operator:	Thank you sir. We will now begin the question and answer session. As a reminder, if you have a question, please press the * followed by the 1 on your touchtone phone. If you would like to withdraw your question, press the * followed by the 2. If you are using speaker equipment, you will need to lift the handset before making your selection. One moment please for our first question.

Ladies and gentlemen, if you have a question, please press the * followed by the 1 on your touchtone phone at this time.

I’m showing we have no questions in the queue. Please continue.

Tom Franza:	Okay. There being no questions, we will have a short call today. Thank you again for joining us. I will be available for follow-up calls, if you have additional questions. I look forward to speaking with you next quarter. Thank you.

Operator:	Ladies and gentlemen, that does conclude today’s Comarco First Quarter 2008 Conference Call. Thank you and have a nice day. You may now disconnect.

END